Exhibit 107

 Calculation of Filing Fee Tables

S-8

(Form Type)

Eastern International Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share	Rule 457(c) and (h)(2)	1,500,000(1)	$1.1625	$1,743,750	0.0001381	$240.82
Fees previously Paid				—	—	—	—	—
	Total Offering Amounts					$1,743,750	0.0001381	$240.82
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$240.82

(1) Eastern International Ltd. (the “Company” or “Registrant”), is registering 1,500,000 ordinary shares of the Company pursuant to the Eastern International Ltd. 2025 Omnibus Equity Plan (the “Plan”). Pursuant to paragraph (a) of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional ordinary shares of the Company as may become issuable under the Plan as a result of stock splits, stock dividends or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

(2) The offering price for these shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of our ordinary shares as quoted on the Nasdaq Capital Market on January 2, 2026.